EXHIBIT 10.79

OFFER DOCUMENT

PEABODY ENERGY CORPORATION
2017 INCENTIVE PLAN

OFFER OF RESTRICTED STOCK UNITS TO
AUSTRALIAN RESIDENT GRANTEES

Investment in shares of common stock involves a degree of risk. Grantees who elect to participate in the Incentive Plan should monitor their participation and consider all risk factors relevant to Peabody Energy Corporation common stock as set out in this Offer Document and the Additional Documents. More information about potential factors that could affect Peabody Energy Corporation’s business and financial results is included in its most recent Annual Report on Form 10-K and other filings made from time to time with the U.S. Securities and Exchange Commission. Copies of these reports are available at http://sec.gov and upon request to Peabody Energy Corporation.

The information contained in this Offer Document and the Additional Documents is general information only. It is not advice or information specific to any Grantees’ particular circumstances.

Grantees should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice about participation in the Plan.

OFFER OF RESTRICTED STOCK UNITS TO AUSTRALIAN RESIDENT GRANTEES

PEABODY ENERGY CORPORATION
2017 INCENTIVE PLAN
We are pleased to provide you with this offer to participate in the Peabody Energy Corporation 2017 Incentive Plan (the “Plan”).
Peabody Energy Corporation (the “Company”) has adopted the Plan to help attract and retain employees, consultants and directors, and to motivate such employees, consultants and directors to achieve the Company’s goals and to more closely align their interests with those of the Company’s other shareholders by encouraging the acquisition of a proprietary interest in the Company.
This Offer Document sets out information regarding the grant of Restricted Stock Units over shares of common stock of the Company (“Common Stock”) to Australian resident Grantees of the Company and its Australian Subsidiary(ies). The offer of Restricted Stock Units under the Plan to Australian resident Grantees and this Offer Document are intended to comply with the provisions of the Australian Corporations Act 2001 (Cth) (“Corporations Act”), Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order 14/1000.
Any capitalized term used but not defined herein shall have the meaning given to such term in the Plan.
1.OFFER
This is an offer made by the Company, under the Plan, to certain Eligible Persons resident in Australia, of Restricted Stock Units, as may be granted from time to time in accordance with the Plan.
2.TERMS OF GRANT
The terms of the Restricted Stock Units incorporate the rules of the Plan, this Offer Document and the Restricted Stock Unit Agreement (the “Agreement”). By accepting a grant of Restricted Stock Units, you will be bound by the rules of the Plan, this Offer Document and the Agreement.
3.ADDITIONAL DOCUMENTS
In addition to the information set out in this Offer Document, the following documents (collectively, the “Additional Documents”) are made available to you:
(a)the Plan;
(b)the Plan Prospectus;
(c)the Agreement, including any exhibits thereto; and
(d)a Restricted Stock Unit grant letter.
The Additional Documents provide details about your participation in the Plan, including the consequences of a change in the nature or status of your employment on your eligibility to continue to vest in your Restricted Stock Units. They also provide further information to help you make an informed investment decision in relation to your participation in the Plan.
Please note that the Plan Prospectus for the securities offered under the Plan is not a prospectus for purposes of the Corporations Act.
4.RELIANCE ON STATEMENTS
You should not rely upon any oral statements made to you in relation to this offer. You should only rely upon the statements contained in this Offer Document and the Additional Documents when considering your participation in the Plan.
5.ACCEPTING AN AWARD
To accept your Restricted Stock Unit award, you must electronically accept the Agreement by clicking “Accept” in the Plan’s online administration site within the time period specified by the Company.
6.WHAT ARE THE MATERIAL TERMS OF THE RESTRICTED STOCK UNITS?
(a)What are Restricted Stock Units?
The Restricted Stock Units represent the right to receive shares of Common Stock upon fulfilment of the vesting conditions set out in your Agreement. When your Restricted Stock Units vest, you will be issued shares of Common Stock at no monetary cost (other than applicable taxes, as discussed below) to you. Notwithstanding anything to the contrary in any document forming part of this offer, Restricted Stock Units granted to Grantees in Australia shall not be settled in cash. The Restricted Stock Units are considered “restricted” because they will be subject to forfeiture and restrictions on transfer until they vest.
In addition, in connection with any Restricted Stock Unit granted, at the Company’s sole discretion, you may be granted the right to receive Dividend Equivalents, which will be payable in Common Stock. Any additional shares of Common Stock payable pursuant to Dividend Equivalents will be issued to you only if the underlying Restricted Stock Units vest.
As mentioned in Section 6(d) below, you will have no right to receive cash dividends until you are the owner of shares of Common Stock, which will occur if and when the Restricted Stock Units vest and shares of Common Stock are issued to you.
(b)Do I have to pay any money to receive the Restricted Stock Unit Award?
You pay no monetary consideration to receive the Restricted Stock Unit award, nor do you pay anything to receive the shares of Common Stock upon vesting.
(c)How many shares of Common Stock will I receive upon vesting of my Restricted Stock Unit Award?
The number of shares of Common Stock subject to your Restricted Stock Unit award is set out in the grant letter provided to you by the Company and is also available on the website of the applicable Plan broker.

(d)When do I become a shareholder?
You are not a shareholder merely as a result of holding Restricted Stock Units and the Restricted Stock Units will not entitle you to vote or receive cash dividends, notices of meeting, proxy statements and other materials provided to shareholders until the restrictions lapse, at which time the Restricted Stock Units vest and will be paid out in shares of Common Stock. In this regard, you are not recorded as the owner of the shares of Common Stock prior to vesting of the Restricted Stock Units. You should refer to your Agreement for details of the consequences of a change in the nature of your employment.
(e)Can I transfer the Restricted Stock Unit Award to someone else?
The Restricted Stock Units are non-transferable until they vest; however, once shares of Common Stock are issued upon vesting, the shares of Common Stock will be freely tradeable (subject to Company's Insider Trading Policy and applicable laws regarding insider trading).
7.WHAT IS A SHARE OF COMMON STOCK IN THE COMPANY?
As defined in the Plan (and above), a share of “Common Stock” is a share of common stock of the Company. A share of common stock of a U.S. corporation is analogous to ordinary shares of an Australian corporation. Each holder of common stock is entitled to one vote for every share of common stock held in the Company.
Generally, cash dividends may be paid on the shares of Common Stock out of any funds of the Company legally available for dividends at the discretion of the Board of Directors of the Company. Pursuant to the Company's Dividend Policy, it is uncertain whether or when the Company will pay cash dividends or other distributions with respect to its Common Stock. The Company's senior secured term loan facility and the indenture governing its outstanding notes limit the Company's ability to pay cash dividends. In addition, restrictive covenants in certain other debt instruments to which the Company is, or may be, a party, may limit the Company's ability to pay cash dividends (or to receive dividends from its operating companies).
The shares of Common Stock are listed on the New York Stock Exchange (“NYSE”) in the United States of America and are traded under the symbol “BTU”.
The shares of Common Stock are not liable to any further calls for payment of capital or for other assessment by the Company and have no sinking fund provisions, pre-emptive rights, conversion rights or redemption provisions.
8.HOW CAN I OBTAIN UPDATED INDICATIVE EXAMPLES OF THE CURRENT MARKET PRICE IN AUSTRALIAN DOLLARS?
You may ascertain the market price of the shares of Common Stock by obtaining the current trading price of a share of the Company’s common stock on the NYSE at http:/www.nyse.com under the ticker “BTU”. The Australian dollar equivalent of that price can be obtained at: http://www.rba.gov.au/statistics/frequency/exchange-rates.html.

9.WHAT ADDITIONAL RISK FACTORS APPLY TO AUSTRALIAN RESIDENTS’ PARTICIPATION IN THE PLAN?
You should have regard to risk factors relevant to investment in securities generally and, in particular, to the holding of shares of Common Stock. For example, the price at which the shares of Common Stock are quoted on the NYSE may increase or decrease due to a number of factors. There is no guarantee that the price of the shares of Common Stock will increase. Factors which may affect the price of the shares of Common Stock include fluctuations in the domestic and international market for the listed stocks, general economic conditions, including interest rates, inflation rates, legislation or regulation, the nature of the markets in which the Company operates and general operational and business risks.
More information about potential factors that could affect the Company’s business and financial results is included in the Company’s most recent Annual Report on Form 10-K and other filings the Company may make from time to time with the U.S. Securities and Exchange Commission. Copies of these reports are available at http://sec.gov and upon request to the Company.
In addition, you should be aware that the Australian dollar value of the shares of Common Stock you may acquire under the Plan will be affected by the U.S./Australian dollar exchange rate. Participating in the Plan involves risks related to fluctuations in this rate of exchange.
10.PLAN MODIFICATION, TERMINATION ETC.
The Board of Directors of the Company may at any time amend, alter, suspend, discontinue or terminate the Plan, in whole or in part, without the approval of the Company’s shareholders; provided, however, that certain amendments shall require shareholder approval pursuant to the rules of any federal or state law or regulation and/or the principal securities exchange on which the shares of Common Stock are listed. No such termination, amendment or modification of the Plan or an amendment of a Restricted Stock Unit previously granted under the Plan shall adversely affect in any material way any Restricted Stock Unit previously granted under the Plan without your express consent.

11.WHAT ARE THE AUSTRALIAN TAXATION CONSEQUENCES OF PARTICIPATION IN THE PLAN?

Summary of Australian Taxation Consequences
The taxation consequences of the Restricted Stock Units granted to you are summarized in the table below. (Please also see the sample tax calculation attached as Appendix 1.)
This summary makes certain assumptions, including that the date of “Vesting” is the earliest occurring “deferred taxing point” (see below for further information on the deferred taxing point), which may not apply to you.
You are strongly advised to review the more detailed explanation of the Australian Taxation Consequences of Participation in the Plan in sections 11(a) - (i) below and to seek appropriate professional advice as to how the tax or other laws in Australia and in any other applicable country apply to your specific situation.

Event	Taxation Consequences
Grant of Restricted Stock Units	None (taxing point is deferred).
Vesting of Restricted Stock Units (i.e., conditions for nonforfeitability of the Restricted Stock Units in your award agreement are satisfied and a Peabody Energy Corporation share is issued in exchange for each vested Restricted Stock Unit)
(a) You sell the shares issued to you within 30 days of Vesting
You will be subject to income tax on the sale proceeds you receive upon sale of the shares. You may also be subject to Medicare Levy and surcharge (if applicable) on this amount.
Note that under this scenario, you are not taxed under the Capital Gains Tax provisions of the Income Tax Assessment Act.
OR
(b) You hold the shares for more than 30 days after Vesting
You will be subject to income tax on the market value of the shares on the Vesting date.
When you subsequently sell the shares in an arm's length transaction, you will be subject to Capital Gains Tax on the sale proceeds less the market value of the shares at Vesting.
When shares are held for more than 12 months before sale, only 50% of any capital gain is assessable.

Australian Taxation Consequences of Participation in the Plan
The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 Cth applies (subject to conditions in that Act).
The following is a summary of the taxation consequences as of January 2022 for an Australian resident Grantee who receives Restricted Stock Units under the Plan. This summary is necessarily general in nature and does not purport to be tax advice in relation to an actual or potential recipient of Restricted Stock Units.
If you are a citizen or resident of another country or are considered a citizen or resident of another country for local law purposes, or transfer employment and/or residence after you are granted the Restricted Stock Units, the information contained in this summary may not be applicable to you.
If you intend to accept Restricted Stock Units under the Plan, then you should not rely on the summary as anything other than a broad guide and you should seek appropriate professional advice as to how the tax or other laws in Australia and in any other applicable country apply to your specific situation before making the decision to accept.
(a)What is the effect of the grant of the Restricted Stock Units?
The Australian tax legislation contains specific rules, in Division 83A of the Income Tax Assessment Act 1997, governing the taxation of shares and rights (called “ESS interests”) acquired by employees under employee share schemes. The Restricted Stock Units granted under the Plan should be regarded as a right to acquire shares and accordingly, an ESS interest for these purposes.
Your assessable income includes the ESS interest at grant, unless the ESS interest is subject to a real risk of forfeiture, in which case there will be deferred taxation.
In the case of restricted stock units, the real risk of forfeiture test requires that:
(i)there must be a real risk that, under the conditions of the stock plan, the participant will forfeit the restricted stock units or lose them (other than by disposing of them or vesting in them), or
(ii)there must be a real risk that, under the conditions of the stock plan, if the restricted stock units vest, the participant will forfeit the underlying shares of stock, or lose them, other than by disposing of them.
The terms of your Restricted Stock Unit grant are set out in the Plan and the Agreement. It is generally understood that your Restricted Stock Units should satisfy the real risk of forfeiture test described above because you will forfeit the Restricted Stock Units if certain conditions are not met. In addition, your Restricted Stock Units are non-transferable. Accordingly, you will be subject to deferred taxation (i.e., you generally should not be subject to tax when the Restricted Stock Units are granted to you).

(b)When will my Restricted Stock Units be taxed if they are subject to a real risk of forfeiture?
You will be required to include an amount in your assessable income for the income year (i.e., the financial year ending 30 June) in which the earliest of the following events occurs in relation to the Restricted Stock Units (the “ESS deferred taxing point”):
(i)when there are no longer any genuine restrictions on the vesting of the Restricted Stock Units or the disposal of the underlying shares of Common Stock, and there is no real risk of your forfeiting the Restricted Stock Units or the underlying shares of Common Stock; or
(ii)cessation of employment with the Company or any Subsidiary (but see section 11(e) below).
Typically, this means that you will be subject to tax when your Restricted Stock Units vest. However, the ESS deferred taxing point for your Restricted Stock Units will be moved to when you sell the underlying shares of Common Stock if you sell the underlying shares of Common Stock within 30 days of the original ESS deferred taxing point.
A Peabody-mandated blackout period is considered a genuine restriction on the disposal of the underlying shares. Accordingly, if the Restricted Stock Units vest and shares are issued within a blackout period, the deferred taxing point will not occur until the blackout period ends and you may freely dispose of the shares of Common Stock.
In addition to income taxes, the assessable amount may be subject to Medicare Levy and surcharge (if applicable).
(c)What is the amount that I must include in my assessable income if an ESS deferred taxing point occurs?
The amount you must include in your assessable income in the income year (i.e., the financial year ending 30 June) in which the ESS deferred taxing point occurs in relation to the Restricted Stock Units will be the difference between the “market value” of the underlying shares of Common Stock at the ESS deferred taxing point and the cost base of the Restricted Stock Units (which should be nil because you do not pay anything to acquire the Restricted Stock Units or the underlying shares of Common Stock).
If, however, you sell the underlying shares of Common Stock in an arm’s length transaction within 30 days of the ESS deferred taxing point (i.e., typically within 30 days of vesting; please see the exceptions described in section 11(b) above), the amount to be included in your assessable income in the income year in which the sale occurs will be equal to the difference between the sale proceeds and the cost base of the Restricted Stock Units (which should be nil).

(d)What is the market value of the underlying shares of Common Stock?
The “market value” of the underlying shares of Common Stock at the ESS deferred taxing point is determined according to the ordinary meaning of “market value” expressed in Australian currency. The Company will determine the market value in accordance with guidelines prepared by the Australian Tax Office.
The Company has the obligation to provide you with certain information about your participation in the Plan at certain times, including after the end of the income year in which the ESS deferred taxing point occurs. This may assist you in determining the market value of the underlying shares of Common Stock at the ESS deferred taxing point. However, this estimate may not be correct if you sell the shares of Common Stock within 30 days of the vesting date, in which case it is your responsibility to report and pay the appropriate amount of tax based on the sale proceeds.
(e)What happens if I cease employment before my Restricted Stock Units vest?
If you cease employment with the Company or any Subsidiary prior to the vesting date of some or all of the Restricted Stock Units and the Restricted Stock Units do not vest upon termination of employment (i.e., they are forfeited), you may be treated as if you never acquired the forfeited Restricted Stock Units, in which case no amount will be included in your assessable income.
(f)What tax consequences will apply when I sell my shares of Common Stock?
If you are issued shares of Common Stock upon vesting, you may also be subject to capital gains tax when you subsequently sell the shares of Common Stock (other than gains realized on the disposal of shares of Common Stock within 30 days after the original ESS deferred taxing point, in which case your treatment will be limited to the income tax consequences described above in section 11(b)).
The assessable capital gain will be (subject to you first applying prior year or current year capital losses against the full capital gain):
(i)where you have held the shares of Common Stock for less than one year – the difference between the sale proceeds (where the disposal is an arm’s length transaction) or market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares of Common Stock; or
(ii)where you have held the shares of Common Stock for at least one year – one-half of the difference between the sale proceeds (where the disposal is in an arm’s length transaction) or market value (where the disposal is a non-arm’s length transaction) and the cost base of the shares of Common Stock.
If the ESS deferred taxing point occurs at vesting (as the case should be), the cost base of the shares of Common Stock will be equal to the market value of the shares of Common Stock at vesting (plus any incremental costs incurred in connection with the sale such as broker fees).

If the sale proceeds of the shares of Common Stock at the time of disposal are less than the cost base of the shares of Common Stock, then a capital loss equal to the difference will be available to offset same year or future year capital gains. A capital loss cannot be used to offset other income (including salary or wage income).
If the shares of Common Stock are sold in a non-arm’s length transaction, a capital loss will only be available where the market value of the shares of Common Stock is less than the cost base.
(g)What are the tax consequences if a cash dividend is paid on the shares of Common Stock?
If you vest in the Restricted Stock Units and become a Company shareholder, you may be entitled to receive cash dividends on the shares of Common Stock if the Board, in its discretion, declares a dividend. Any cash dividends paid on shares of Common Stock must be included in your assessable income in the tax year they are received. The cash dividends are also subject to U.S. federal withholding tax at source. You may be entitled to a foreign tax credit against your Australian income tax for the U.S. federal income tax withheld on any cash dividends.
(h)What are the tax consequences if Dividend Equivalents are paid in connection with the Restricted Stock Units?
Any Dividend Equivalents credited to you as additional Restricted Stock Units between the Grant Date and the vesting date(s) specified in the Agreement will be subject to the same terms and conditions (including vesting, payment and forfeitability) as apply to the Restricted Stock Units based on which the Dividend Equivalents were credited. If you vest in the Restricted Stock Units, the market value of any shares of Common Stock issued to you pursuant to Dividend Equivalents must be included in your assessable income in the income year in which it is paid to you.
(i)What are the tax withholding and reporting obligations in relation to any income that I may realize pursuant to my participation in the Plan?
You will be responsible for reporting any income attributable to your Restricted Stock Units in your tax return and paying any tax liability. It is also your responsibility to report and pay any Australian tax liability on any dividends or Dividend Equivalents received and/or any capital gains arising from the disposal of the shares of Common Stock that you acquire under the Plan.
Your employer will be required to withhold the tax due at the ESS deferred taxing point only if you have not provided your Tax File Number (“TFN”) to your employer.
However, your employer must provide to you (by no later than 14 July after the end of the income year) and the Commissioner of Taxation (by no later than 14 August after the end of the income year) a statement containing certain information about your participation in the Plan in the income year in which the original ESS deferred taxing point occurs (typically in the year of vesting; please see the exceptions described in section 11(b) above), including an estimate of the market value of the underlying shares of Common Stock at the taxing point. Please note that, if you sell the shares of Common Stock within 30 days of acquisition, your taxing point will not be at vesting; as such, the amount reported by your employer may differ from your actual taxable amount (which would be based on the value of the shares of Common Stock when sold, not the vesting date). It is your responsibility to ensure that you complete your tax return properly.

12.WHAT ARE THE U.S. TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?
Grantees (who are not U.S. citizens or permanent residents) will not be subject to U.S. tax by reason only of the grant and vesting of the Restricted Stock Units or the sale of shares of Common Stock, except as described in the dividends section above. However, liability for U.S. taxes (including U.S. estate taxes) may accrue if a Grantee is otherwise subject to U.S. taxes.
The above is an indication only of the likely U.S. taxation consequences for Australian resident Grantees awarded Restricted Stock Units under the Plan. Grantees should seek their own advice as to the U.S. taxation consequences of Plan participation.
* * * * *
We urge you to carefully review the information contained in this Offer Document and the Additional Documents.
Your sincerely,
PEABODY ENERGY CORPORATION

Appendix 1
Sample Tax Calculation
The following example is provided solely to illustrate the tax implications as outlined in the Summary of Taxation Consequences in section 11 of the Offer Document. The example is not included to provide any indication or assurance of the possible or likely Peabody Energy Corporation (“Peabody”) share price.
You should refer to your award agreement for the vesting schedule and other terms of your Restricted Stock Units (“RSUs”).
The following assumptions have been made (all values are assumed to be AUD values on the applicable dates):

    Vesting of RSUs occurs in three installments on each of the first, second and third anniversaries of the grant date.

    The market value of Peabody shares at the date of grant is $20.00.

    At Vesting, the market value of Peabody shares is $25.00.

    At Sale, the market value of Peabody shares is $30.00.

    The marginal tax rate is 47% (including the 2% Medicare Levy).

    You do not have any capital losses available to offset potential capital gains.

Year 0:	Assume you are granted 1,500 RSUs. The market value of a Peabody share when the RSUs are granted is $20.00 per share.
Years 1, 2 & 3:	On the first anniversary of the grant date, one third of the RSUs vest and 500 Peabody shares are issued to you. On the second anniversary of the grant date, one third of the RSUs vest and 500 Peabody shares are issued to you. On the third anniversary of the grant date, the remaining one third of the RSUs vest and 500 Peabody shares are issued to you. Vesting is the earliest deferred taxing point. The Peabody share price at each Vesting is $25.00. You choose not to sell the acquired shares immediately.
Year 5:	You sell the acquired Peabody shares for $30.00 each. Assume that there is no brokerage and associated sale costs.

Tax ($)
Year 0 (Restricted Stock Units are Granted)
Taxable value of RSUs	N/A
Tax on RSU income	N/A
Years 1 (Vesting of 33% - deferred taxing point)
Taxable value of RSUs (500 x $25)	12,500
Tax Payable (at 47%)	(5,875)
Year 2 (Vesting of 33% – deferred taxing point 2)
Taxable Value of RSUs (500 x $25)	12,500
Tax Payable (at 47%)	(5,875)
Year 3 (Vesting of remaining 33% – deferred taxing point 3)
Taxable Value of RSUs (500 x $25)	12,500
Tax Payable (at 47%)	(5,875)
Year 5 (Sale of Stock)
Sale Proceeds (1,500 x $30)	45,000
Less: market value of RSUs (1,500 x $25)	(37,500)
Net Gain	7,500
Taxable Capital Gain (at 50%)	3,750
Tax Payable (at 47%)	(1,762.50)
Summary of Transactions
Sale Proceeds	45,000
Less: Tax payable at grant	Nil
Less: Tax payable at Vesting (Year 1 + Year 2 + Year 3)	(17,625)
Less: Tax payable upon sale of Stock	(1,762.50)
Net Proceeds (cash) after Tax	25,612.50